CONSULTANT AGREEMENT

This Agreement states that eConnect, a Nevada corporation ("Company"), is employing the services of Jane Hauser to consult and advise the Company in the following areas:

European contacts.

The hourly rate charged by Ms. Hauser is $100.00 per hour. Ms. Hauser has elected to paid in consultant stock rather than cash. The Board of Directors of the Company has agreed to issue Ms.
Hauser 333,000 shares of Company free trading stock under Form S-8.

eConnect


By:  /s/  Thomas S. Hughes
	Date: August 16, 1999
Thomas S. Hughes, Chairman
and Chief Executive Officer


  /s/  Jane Hauser
   			Date: August 16, 1999
Jane Hauser

Law Offices of
Shawn F. Hackman, a P.C.
3360 West Sahara Avenue, Suite 200
Las Vegas, Nevada 89102


August 27 1999


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	eConnect - Form S-8

Dear Sir/Madame:

We have acted as counsel to eConnect, a Nevada corporation ("Company"), formerly known as
Betting, Inc., in connection with its Registration
Statement on Form S-8 relating to the registration of 1,083,000 shares of its common stock
("Shares"), $0.001 par value per Share.  The
Shares are issuable pursuant to the Company's
Retainer Stock Plan for Non-Employee Directors and
Consultants ("Plan").

In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


							/s/  Shawn F.
Hackman
							Shawn F.
Hackman, Esq.